                                                              EXHIBIT (a)(1)(iv)


Internal Post

To:      Eligible Infonet Services Corporation Employees
From:    Susan Murray

Re:      Stock Option Exchange Program.


     In connection with the stock option exchange program that we have recently announced, enclosed is a copy of your option agreements relating to your options that are eligible for exchange.

     If you have any questions, please send an e-mail to optionexchange@Infonet.com or contact Susan Murray, Director of Human Resources in our El Segundo office at (310) 335-2600.

                                             Sincerely,


                                             Sue Murray
                                             Director of Human Resources


                                       1